Date: June 30, 2014 NEWS RELEASE
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact:	James M. Farrell

HUBBELL ANNOUNCES ORGANIZATIONAL CHANGES
SCOTT MUSE TO RETIRE;
GARY AMATO APPOINTED EXECUTIVE VICE PRESIDENT, HUBBELL ELECTRICAL SEGMENT

SHELTON, CT. (June 30, 2014) — Hubbell Incorporated (NYSE: HUBA, HUBB) today announced two organizational changes.

Effective September 30, 2014, Scott Muse, the President of Hubbell Lighting, will be retiring from the Company after a 35 year career in the electrical industry and having served in his current role since April 2002. Hubbell’s Chairman, President and Chief Executive Officer, David G. Nord, said “I want to thank Scott for his strong leadership and his valuable contributions to our Lighting businesses. In his role, Scott executed major restructuring to significantly reduce our costs while increasing our competitive position and profitability in addition to completing acquisitions of seven Lighting Brands to add to the strength of our Lighting product package. He has shown unwavering dedication to our Company, our employees and our customers while positioning our Lighting business to take advantage of the extremely attractive opportunities to successfully support future growth.”

Effective immediately, Gary Amato will be appointed to the newly created position of Executive Vice President, Hubbell Electrical Segment. He will be responsible for overseeing the Hubbell Lighting businesses in addition to his current leadership role over the Hubbell Electrical Systems businesses. Mr. Nord said “I am excited to have Gary’s proven track record and capabilities in this expanded role. Given his extensive industry experience in the electrical markets, I am confident Gary’s appointment will further our One Hubbell strategic initiative and accelerate our growth and profitability.”

Mr. Amato has led the Electrical Systems businesses for the past 7 years, and has held key operational leadership positions spanning his 26 year career at Hubbell. Prior to Hubbell, Mr. Amato spent 15 years in positions of increasing responsibility with Allen Bradley — Rockwell Automation.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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